Exhibit 99.9

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Complete and partial portfolio holdings—arrangements to disclose to Service Providers, Fiduciaries and Other Third Parties”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the use of our report dated September 29, 2020, with respect to the financial statements of PACE Select Advisors Trust for the year ended July 31, 2020, which are incorporated by reference in Post-Effective Amendment No. 59 to the Registration Statement (Form N-1A No. 33-87254).

/s/Ernst & Young LLP

New York, New York

June 11, 2021